Exhibit 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/27/2001
010366210 — 3409762
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
L & C LIGHTING GROUP, INC.
     L & C LIGHTING GROUP, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is L & C Lighting Group, Inc. The date of filing of its original certificate of incorporation with the Secretary of State was July 3, 2001.
     2. The Corporation has not received any payment for any of its stock.
     3. This Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation as currently in effect of said Corporation and has been duly adopted in accordance with the provisions of Sections 241 and 245 of the Delaware General Corporation Law by written consent of the incorporators in a manner and by the vote prescribed by Sections 241 and 245 the General Corporation Law of the State of Delaware, no directors having been named in the Certificate of Incorporation and no directors having been elected.
     4. The Certificate of Incorporation as currently in effect is hereby amended and restated to read as set forth in full herein:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
L & C LIGHTING GROUP, INC.
     FIRST: The name of this corporation shall be: L & C Lighting Group, Inc.
     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.
     THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the General Corporation Law of Delaware or any amendment thereto.
     FOURTH: The total number of shares of stock which this corporation is authorized to issue is: Ten Thousand (10,000) common shares, $1.00 par value.
     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.
     SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, the undersigned, being the incorporators have executed, signed and acknowledged this Amended and Restated Certificate of Incorporation this 27th day of July, 2001.

/s/ Beth E. Barnhart
Beth E. Barnhart, Incorporator

/s/ A. Lark Ivester
A. Lark Ivester, Incorporator